Exhibit 99.1

Vermillion Reports Fourth Quarter and Fiscal Year 2017 Financial Results

Conference Call at 4:30 p.m. ET Today

AUSTIN, Texas — March 13, 2018 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its financial results for the fourth quarter and fiscal year ended December 31, 2017.

Valerie Palmieri, President and CEO, stated, “2017 represented a watershed year for Vermillion. The Vermillion team delivered on our stated goals for 2017 by converting negative payer policies to positive policies, increasing overall payer coverage by 56% year on year (as of February 1, 2018) including one National Carrier and coupling this with a 4-fold increase in CMS pricing for OVA1 to $897 through the PAMA process. Now that we have these core foundation blocks in place we are poised to invest in growth drivers including direct and indirect sales channels.”

Recent Corporate Developments

•	Two foundational US patents issued that significantly expand intellectual property rights for Vermillion’s core technologies, OVA1™ and Overa™.
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Changed from positive medical policy to contracted agreement with the largest Health Care Services Corporation payer, Blue Cross Blue Shield of Illinois, which represents approximately 7.9 million covered lives.

•	Favorable CMS pricing finalized for OVA1 and Overa effective January 1, 2018. OVA1 pricing increased 4-fold compared to legacy pricing, and Overa priced at $950.

•	OVA1 and Overa added to National Clinical Lab Fee Schedule for the first time as of January 1, 2018. This is a critical benchmark for rate negotiations with payers.
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Announced publication of a “real world evidence” claims health economic paper, “Economic Impact of Increased Utilization of Multivariate Assay Testing to Guide the Treatment of Ovarian Cancer: Implications for Payers” in the journal American Health and Drug Benefits.  The results of the budget impact model base case support the use of OVA1 instead of CA125, by indicating that cost-savings can be achieved, while reaping the clinical benefits of improved diagnostic accuracy, early disease detection, and reductions in multiple, and possibly non-medically necessary, referrals to gynecologic oncologists.

•	A national leader in clinical policy benefits, which advises payers covering over 100 million lives, recommended positive medical policy coverage for OVA1 as of January 1, 2018.

Q4 2017 Financial Results

•	Total revenue in the fourth quarter of 2017 was $798,000 compared to $805,000 in the same year-ago quarter.
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Product revenue in the fourth quarter of 2017 totaled $658,000 compared to $680,000 in the prior year quarter. The decrease was mostly driven by the major volume loss of one low-priced customer, which we previously disclosed in Q3 2017 (the “Legacy Customer”).

o	ASPIRA IVD Service revenue in the fourth quarter of 2017 totaled $140,000 which was an increase of 12% compared with the prior year quarter.
•	There were 1,910 OVA1 tests performed during the fourth quarter of 2017 compared to the 2,258 OVA1 tests performed in the prior year quarter, driven by the loss of the Legacy Customer.
•	Revenue on a per OVA1 test performed basis increased to $345 per test in the fourth quarter of

2017 compared to $301 in the fourth quarter of 2016, representing a 15% increase. This occurred prior to the effective date of the PAMA increase which increased the price from approximately $222 per test to $897 per test effective January 1, 2018.

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Product revenue gross product margin improved from 33% in the fourth quarter of 2016 to 38% in the fourth quarter of 2017. This was due to the combination of the volume reduction associated with the Legacy Customer and an increase in higher margin direct sales.

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Total operating expenses in the fourth quarter of 2017 increased to $3 million compared to $2.9 million in the same year-ago quarter, representing an increase of 5%. This increase was due primarily to one-time severance costs and non-cash separation costs of approximately $280,000 incurred in the fourth quarter of 2017.

•	Net loss for the fourth quarter of 2017 was $2.96 million as compared to a net loss of $2.84 million in the same year-ago quarter.
•	Cash and cash equivalents at December 31, 2017 were $5.5 million. We utilized $2.2 million in cash in the fourth quarter of 2017.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today to discuss results followed by a question and answer period.

Tuesday, March 13th @ 4:30pm Eastern Time

Domestic: 800-281-7973

International: 323-794-2093 Conference ID: 5103935

Webcast: http://public.viavid.com/index.php?id=128359

Replays, Available through March 27:

Domestic: 844-512-2921

International: 412-317-6671

PIN: 5103935

About Vermillion: Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases. The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use.

For additional information, including published clinical trials, visit www.vermillion.com.

Investor Relations Contact:

Jeremy Feffer LifeSci Advisors LLC

Tel 212-915-2568

jeremy@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$5,539	$5,242
Accounts receivable	205	275
Prepaid expenses and other current assets	459	498
Inventories	102	93
Total current assets	6,305	6,108
Property and equipment, net	1,181	1,911
Other assets	11	-
Total assets	$7,497	$8,019

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$745	$881
Accrued liabilities	1,650	1,464
Short-term debt	185	182
Other current liabilities	29	34
Total current liabilities	2,609	2,561
Long-term debt	1,481	1,667
Other non-current liabilities	-	29
Total liabilities	4,090	4,257
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2017 and 2016	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 60,036,017 and 52,328,492 shares issued and outstanding at December 31, 2017 and 2016, respectively	60	52
Additional paid-in capital	399,400	389,266
Accumulated deficit	(396,053)	(385,556)
Total stockholders’ equity	3,407	3,762
Total liabilities and stockholders’ equity	$7,497	$8,019

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Product	$658	$680	$2,853	$2,320
Service	140	125	268	322
Total revenue	798	805	3,121	2,642
Cost of revenue:(1)
Product	411	458	1,756	1,974
Service	303	308	1,158	724
Total cost of revenue	714	766	2,914	2,698
Gross profit (loss)	84	39	207	(56)
Operating expenses:
Research and development(2)	152	304	837	2,172
Sales and marketing(3)	1,154	1,284	4,268	6,798
General and administrative(4)	1,718	1,283	5,543	5,928
Total operating expenses	3,024	2,871	10,648	14,898
Loss from operations	(2,940)	(2,832)	(10,441)	(14,954)
Interest income (expense), net	(10)	(12)	(42)	(28)
Other income (expense), net	(5)	(2)	(14)	14
Loss before income taxes	(2,955)	(2,846)	(10,497)	(14,968)
Net loss	$(2,955)	$(2,846)	$(10,497)	$(14,968)
Deemed dividend on warrant repricing	-	-	(942)	-
Net loss attributable to common stockholders	$(2,955)	$(2,846)	$(11,439)	$(14,968)
Net loss per share attributable to common stockholders - basic and diluted	$(0.05)	$(0.05)	$(0.20)	$(0.29)
Weighted average common shares used to compute basic and diluted net loss per common share	60,011,306	52,288,583	56,943,596	52,197,969

Non-cash stock-based compensation expense included in expenses:
(1) Cost of revenue	$28	$42	$136	$115
(2) Research and development	2	8	9	71
(3) Sales and marketing	45	37	160	108
(4) General and administrative	367	231	1,134	885